CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-282907 on Form N-1A of our reports dated December 19, 2025, relating to the financial statements and financial highlights of the Victory Pioneer Equity Income Fund, Victory Pioneer Mid Cap Value Fund, Victory Pioneer High Yield Fund, Victory Pioneer Floating Rate Fund , Victory Pioneer Equity Premium Income Fund, Victory Pioneer CAT Bond Fund appearing in Form N-CSR of Victory Portfolios IV for the year ended October 31, 2025, and to the references to us under the headings “Financial highlights” in the Prospectuses and “Independent registered public accounting firm" and “Financial statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

February 26, 2026